As filed with the Securities and Exchange Commission on July 24, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Knight-Swift Transportation Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-5589597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2002 West Wahalla Lane Phoenix, Arizona 85027
(Address of principal executive offices and zip code)

U.S. Xpress Enterprises, Inc. Amended and Restated 2018 Omnibus Incentive Plan
(Full title of the plan)
David A. Jackson
President and Chief Executive Officer
Knight-Swift Transportation Holdings Inc.
2002 West Wahalla Lane
Phoenix, Arizona 85027
(602) 269-2000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Knight-Swift Transportation Holdings Inc. (the “Registrant”), relating to an aggregate of 251,358 shares of its common stock, $0.01 par value per share (“Common Stock”), outstanding pursuant to, or issuable upon the exercise or settlement of, the Assumed USX Awards (as defined below) granted under the USX Plan (as defined below).

Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 20, 2023, by and among the Registrant, U.S. Xpress Enterprises, Inc. (“USX”), and Liberty Merger Sub Inc., an indirect wholly owned subsidiary of the Registrant (“Merger Sub”), on July 1, 2023, Merger Sub merged with and into USX (the “Merger”), with USX surviving the Merger as an indirect wholly owned subsidiary of the Registrant. At the effective time of the Merger (the “Effective Time”), certain outstanding USX equity awards granted under the U.S. Xpress Enterprises, Inc. Amended and Restated 2018 Omnibus Incentive Plan (the “USX Plan”) were converted into corresponding awards in respect of Common Stock (the “Assumed USX Awards”), with appropriate adjustments to reflect the Merger pursuant to the terms and conditions of the Merger Agreement.

This registration statement is being filed for the purpose of registering up to 251,358 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the Assumed USX Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Pursuant to Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the documents containing the information specified in Part I of Form S-8 will be delivered to the individuals participating in the USX Plan. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission"). Such documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference in this registration statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), filed with the Commission on February 23, 2023; and
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as filed with the Commission on May 3, 2023;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 3, 2023, March 21, 2023, April 28, 2023, May 17, 2023, and June 27, 2023; and
(d)	The description of the Registrant’s Common Stock contained in Exhibit 4.1 to the Annual Report and any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the portions of those documents furnished or otherwise not deemed to be filed) prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies and supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Further subsections of Section 145 of the DGCL provide that:
•
to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•
the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the by-laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred;

•
the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL; and

•
the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
Under Section 102(b)(7) of the DGCL, a corporation may relieve its officers or directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as officers or directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transaction from which the director derived an improper personal benefit.
The Registrant's certificate of incorporation and by-laws provide that, to the fullest extent permitted by Delaware law, the Registrant will indemnify and advance expenses of any director or officer who is made or threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director or officer of the Registrant. In addition, no director or officer of the Registrant will be liable to the Registrant or its stockholders for monetary damages with respect to any transaction, occurrence or course of conduct, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
The Registrant currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Page or Method of Filing

4.1	Fourth Amended and Restated Certificate of Incorporation of Knight-Swift Transportation Holdings Inc.	Incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarter ended June 30, 2020

4.2	Fourth Amended and Restated By-laws of Knight-Swift Transportation Holdings Inc.	Incorporated by reference to Exhibit 3.1 of Form 8-K filed on February 9, 2022

4.3	Description of the Registrant’s Securities	Incorporated by reference to Exhibit 4.1 of Form 10-K for the year ended December 31, 2022

5.1	Opinion of Scudder Law Firm, P.C., L.L.O.	Filed herewith

23.1	Consent of Scudder Law Firm, P.C., L.L.O.	Included in Exhibit 5.1 hereto

23.2	Consent of Grant Thornton LLP	Filed herewith

24.1	Powers of Attorney	Included on the signature page of this Registration Statement

99.1	U.S. Xpress Enterprises, Inc. Amended and Restated 2018 Omnibus Incentive Plan	Filed herewith

107	Filing Fee Table	Filed herewith

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 24,2023.

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

By:	/s/ David A. Jackson
David A. Jackson
President and Chief Executive Officer

By:	/s/ Adam W. Miller
Adam W. Miller
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. Jackson, Adam W. Miller, and Todd F. Carlson, and each of them, as true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to execute in their respective names, individually and in each capacity stated below, the registration statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to this registration statement as the attorney-in-fact and to file any such amendment to this registration statement, exhibits thereto, and documents required in connection therewith with the Commission, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature and Title	Date	Signature and Title	Date
/s/ David A. Jackson	July 24, 2023	/s/ Michael Garnreiter	July 24, 2023
David A. Jackson President, Chief Executive Officer, and Director (Principal Executive Officer)		Michael Garnreiter Director
/s/ Adam W. Miller	July 24, 2023	/s/ Robert Synowicki, Jr.	July 24, 2023
Adam W. Miller Chief Financial Officer (Principal Financial Officer)		Robert Synowicki, Jr. Director
/s/ Cary M. Flanagan	July 24, 2023	/s/ David Vander Ploeg	July 24, 2023
Cary M. Flanagan Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)		David Vander Ploeg Director
/s/ Kevin P. Knight	July 24, 2023	/s/ Kathryn Munro	July 24, 2023
Kevin P. Knight Executive Chairman		Kathryn Munro Director
/s/ Gary J. Knight	July 24, 2023	/s/ Roberta Roberts Shank	July 24, 2023
Gary J. Knight Executive Vice Chairman		Roberta Roberts Shank Director
/s/ Reid B. Dove	July 24, 2023	/s/ Louis Hobson	July 24, 2023
Reid B. Dove Director		Louis Hobson Director
/s/ Jessica Powell	July 24, 2023
Jessica Powell Director